Exhibit 2.1

SHARE SALE AGREEMENT

Date: 18 September 2026

Parties:

Greenpro Capital Corp. (Nasdaq: GRNQ) a company incorporated in Nevada, United States of America, with its principle executive office at B2-3A-2, G-Vestor Tower, Pavilion Embassy, 200 Jalan Ampang, Kampung Datuk Keramat, 50450 Kuala Lumpur, Federal Territory of Kuala Lumpur, Malaysia (the "**Seller**"),

And

Chen Yanhong from People's Republic of China ("PRC") with PRC Passport No: [redacted] residential address at [redacted] China, (the "**Buyer**").

1. Parties

This share sale agreement (as the **"Agreement"**) is made on 18 September 2026 between: (1) **Greenpro Capital Corp.**, a company listed on Nasdaq under ticker symbol GRNQ, as the seller (the**"Seller"**); and (2) **Chen Yanhong**, as the buyer (the**"Buyer"**). The Seller and the Buyer are each a **Party** and together referred as the **"Parties"**.

2. Background

A. The Seller is the legal and beneficial owner of the whole equity interest and/or entire issued share capital of **Greenpro Resources (HK) Limited**, **Falcon Corporate Services Limited** and **Greenpro Financial Consulting Limited** (collectively referred to as the **"Company"**).

B. Greenpro Resources (HK) Limited is the holding company of **Greenpro Management Consultancy Limited**, **Greenpro Financial Consulting (Shenzhen) Limited** and **Shenzhen Falcon Financial Consulting Limited**, (collectively referred to as **"Subsidiaries")** (together, the Subsidiaries, and with the Company, referred as the **"Group"**).

C. The Buyer wishes to acquire, and the Seller wishes to sell, the Sale Shares (as defined below) on the terms and conditions of this Agreement as a management buyout transaction.

3. Definitions and Interpretation

In this Agreement, unless the context otherwise requires:

- **Business Day** means a day other than a Saturday, Sunday or public holiday in Hong Kong;

- **Closing** means the completion of the sale and purchase of the Sale Shares;
- **Closing Date** means a date on or before 30 September 2026, or such other date as the Parties may agree in writing;
- **Consideration** means HK$3,500,000;
- **Encumbrance** means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, third-party right or security interest; and
- **Sale Shares** means the entire issued share capital of the Group, representing the whole equity interest in the Group.

4. **Sale and Purchase**

Subject to the terms of this Agreement, the Seller shall sell, and the Buyer shall purchase, the Sale Shares free from all Encumbrances but together with all liabilities attaching to them including current, future and contingent liabilities.

5. **Consideration and Payment**

The consideration for the Sale Shares shall be HK$3,500,000. Unless otherwise agreed in writing, the Buyer shall pay the Consideration to the Seller at Closing by bank transfer to the bank account designated by the Seller in writing (at least three Business Days before Closing).

6. **Conditions Precedent and Satisfaction**

Closing is conditional upon satisfaction or waiver of the following conditions: (a) the Seller having obtained all corporate approvals required for the sale of the Sale Shares; (b) all board consents, filings or notifications required for the transaction having been obtained or made; and (c) no applicable law, order or proceeding prohibiting or materially restricting the transaction being in effect; and (d) the Seller's warranties and the Buyer's warranties remaining true and accurate in all material respects at Closing. As of the date of this Agreement, all the conditions (a), (b), (c) and (d) are satisfied.

7. **Pre-Closing Covenants**

From the date of this Agreement until Closing, except with the prior written consent of the Buyer, the Seller shall procure that the Group i) carries on its business in the ordinary and usual course, preserves its business relationships, ii) does not issue or allot any shares or equity interests, and iii) does not enter into any material transaction outside the ordinary course of business.

8. **Closing**

Closing shall take place on the Closing Date at such place and time as the Parties may agree. After payment of the Consideration by the Buyer to the Seller, the Seller shall deliver to the Buyer duly executed instruments of transfer, share certificates or equivalent ownership documents, board and shareholder approvals, resignation letters of outgoing directors if required by the Buyer, statutory books and corporate records of the Company, and all other documents reasonably required to vest legal and beneficial title to the Sale Shares in the Buyer.

9. Seller Warranties

The Seller warrants to the Buyer that:

a) the Seller has full power and authority to enter into and perform this Agreement;

b) the Seller is the owner of the Sale Shares;

c) the Sale Shares constitute the entire issued share capital of the Group;

d) the Seller owns the equity interests in the companies as set out in Schedule 1 (either directly or indirectly);

e) the Group is duly incorporated or established, validly existing and in good standing under the laws of its jurisdiction of incorporation or establishment;

f) the execution and performance of this Agreement will not breach any constitutional document, law, agreement or order binding on the Seller or the Group;

g) all information provided by the Seller to the Buyer in connection with the transaction is true and not misleading in any material respect, to the best of its knowledge; and

h) there is no litigation, investigation or administrative proceeding pending or, so far as the Seller is aware, threatened against the Group that would materially affect the transaction.

10. Buyer Warranties

The Buyer warrants to the Seller that:

a) the Buyer has full capacity, power and authority to enter into and perform this Agreement;

b) the Buyer has or will have at Closing sufficient funds to pay the Consideration;

c) the execution and performance of this Agreement will not breach any law, agreement or order binding on the Buyer; and

d) the Buyer has conducted, or has had the opportunity to conduct, due diligence on the Group and enters into this Agreement based on her independent judgment.

11. Indemnity

The Seller shall indemnity the Buyer against all losses, liabilities, damages, claims, costs and expenses (including reasonable legal fees) suffered or incurred by the Buyer arising from or in connection with any dispute on the ownership of the Sale Shares. The Buyer shall indemnify the Seller against all losses, liabilities, damages, claims, costs and expenses (including reasonable legal fees) suffered or incurred by the Seller arising from or in connection with any (i) breach of her post-closing obligations and (ii) Assumed Liabilities (as defined below) which the Buyer fails to discharge, perform or satisfy.

12. Assumption of Liabilities

The Buyer shall assume and be solely responsible for all debts, liabilities, obligations and commitments of the Group, whether arising before, on or after the Closing Date, and whether actual or contingent, known or unknown, accrued or unaccrued (the "Assumed Liabilities"), with effect from and including the Closing Date. As between the Parties, the Seller shall have no further responsibility for such

liabilities except as expressly provided in this Agreement.

The Buyer shall use all reasonable endeavors to procure the release of the Seller from any guarantees, securities or other obligations given by the Seller in respect of the Group and, until such release is obtained, shall promptly reimburse the Seller for any liability, loss or expense incurred in connection therewith.

13. **Waiver of Inter-Company Balances**

Upon Closing, all outstanding inter-company balances, loans, advances, trade receivables, trade payables and all other amounts or obligations of whatsoever nature, whether actual or contingent, owing between the Group and any other member of the GRNQ Group as at the Closing Date (the "Inter-Company Balances") shall be deemed fully, finally and irrevocably waived, released and discharged without any further consideration. After Closing, no party shall have any right to claim, recover, set off or enforce any Inter-Company Balances against any other party, and each party shall procure that all necessary accounting entries, books and records are updated to reflect such waiver and discharge. As of June 30, 2026, the waiver of inter-company balances is estimated to be $5,303,075.

14. **Post-Closing Obligations**

After Closing, the Parties shall cooperate in good faith to complete all filings, registrations, notices, stamp duty procedures, company record updates and other formalities required to give effect to the transfer of the Sale Shares.

15. **Confidentiality**

Each Party shall keep confidential the existence and terms of this Agreement and all information received in connection with the transaction, except where disclosure is required by law, Nasdaq rules, securities regulations, any competent authority, professional advisers, financiers or auditors, or with the prior written consent of the other Party.

16. **Costs and Taxes**

Each Party shall bear its own costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement. Any stamp duty, transfer taxes, registration fees or similar charges arising from the transfer of the Sale Shares shall be borne by the Buyer.

17. **Notices**

Any notice under this Agreement shall be in writing and delivered by hand, courier, registered post or email to the address or email address notified by the relevant Party from time to time. A notice shall be deemed received on delivery if delivered by hand or courier, three (3) Business Days after posting if sent by registered post, and when sent if transmitted by email without a delivery failure notification.

18. **Governing Law and Dispute Resolution**

This Agreement and any matter arising out of or in connection with it shall be governed by the laws of Hong Kong. The Parties shall first seek to resolve any dispute by good-faith negotiations. If the dispute is to the exclusive jurisdiction of the courts of Hong Kong, unless the Parties agree in writing

to arbitration.

19. Binding

This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns.

20. General

This Agreement constitutes the entire agreement between the Parties relating to its subject matter and supersedes all prior discussions, understandings and agreements. No amendment shall be effective unless in writing and signed by both Parties. A Party may not assign its rights or obligations without the prior written consent of the other Party. If any provision is held invalid or unenforceable, the remaining provisions shall continue in full force. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument.

Schedule 1: Group Structure

Entity	Role	Jurisdiction	Ownership / Interest
Greenpro Resources (HK) Limited	Holding company / target company	Hong Kong	Whole equity interest / entire issued share capital to be acquired by the Buyer
Greenpro Management Consultancy Limited	Subsidiary	Shenzhen, PRC	Directly owned by Greenpro Resources (HK) Limited
Greenpro Financial Consulting (Shenzhen) Limited	Subsidiary	Shenzhen, PRC	Directly owned by Greenpro Resources (HK) Limited
Shenzhen Falcon Financial Consulting Limited	Subsidiary	Shenzhen, PRC	Directly owned by Greenpro Resources (HK) Limited
Falcon Corporate Services Limited	Target company	Hong Kong	Whole equity interest / issued capital to be acquired by the Buyer
Greenpro Financial Consulting Limited	Target company	Belize	Whole equity interest / issued capital to be acquired by the Buyer

Execution

Signed by or for and on behalf of Greenpro Capital Corp. as the Seller:

Signature:__________________________
Name: Lee Chong Kuang
Title: Director and Chief Executive Officer
Date: 18 SEP 2026

Signed by Chen Yanhong as the Buyer:

Signature:__________________________
Name: Chen Yanhong
Date: 18 SEP 2026